Exhibit 99

1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Rodger Levenson
January 28, 2016	(302) 571-7296 rlevenson@wsfsbank.com
Media Contact: Cortney Klein
(302) 571-5253 cklein@wsfsbank.com

WSFS REPORTED 4Q EPS OF $0.46 AND 2015 EPS OF $1.85;

STRONG ORGANIC AND ACQUISITION GROWTH DROVE A 4Q CORE REVENUE

INCREASE OF 21%, AND SIGNIFICANT IMPROVEMENT IN CORE OPERATING

LEVERAGE; WSFS EXCEEDED STRATEGIC PLAN, 4Q CORE ROA GOAL OF 1.20%

WILMINGTON, Del. – WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $14.0 million, or $0.46 per diluted common share for the fourth quarter of 2015 compared to net income of $12.7 million, or $0.44 per share for the fourth quarter of 2014 and net income of $14.4 million, or $0.51 per share for the third quarter of 2015.

Net income for the full year of 2015 was $53.5 million, or $1.85 per diluted common share, as compared to $53.8 million, or $1.93 per share for the full year of 2014. Results for 2014 included a one-time tax benefit of $6.7 million, or $0.24 per share, and $3.6 million (pre-tax), or $0.08 per share, less in corporate development costs.

Highlights for the fourth quarter of 2015:

•	Core(n) earnings per share (EPS) of $0.59 (enumerated later) increased 28% from $0.46 for the fourth quarter of 2014; and Core(n) return on average assets (ROA) increased 17% to 1.31% from 1.12% for the fourth quarter of 2014.

•	Core(n) net revenue increased $12.3 million, or 21% from the fourth quarter of 2014, including a $9.7 million, or a 25% increase in net interest income and a $2.6 million, or a 13% increase in Core(n) fee income, reflecting both strong organic and acquisition growth. Core(n) noninterest expenses increased $3.7 million, or only 10% in that same period resulting in 11 points of positive operating leverage.

2

•	Net interest margin increased by 39 basis points to 4.14% from fourth quarter of 2014 (discussed more later).

•	Organic loan growth was 15% (annualized) over September 30, 2015 and included growth in all major loan categories.

•	Organic growth in customer funding was $101.7 million or 12% (annualized) in the quarter.

Notable (Non-Core) items in the quarter:

•	WSFS recorded $5.5 million (pre-tax), or $0.12 per share (after-tax) in expenses related to corporate development activities during the fourth quarter of 2015, related to the acquisition of Alliance which closed in early October 2015 and the announced pending combination with Penn Liberty Bank scheduled to close in August 2016.

•	In the fourth quarter, WSFS recorded $651,000 of early debt extinguishment costs and $474,000 of security gains, primarily related to balance sheet repositioning to manage interest rate risk and liquidity in conjunction with the Alliance acquisition. Combined, these items had a negative impact of less than $0.01 per share.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “We are pleased to report that we reached a Core and sustainable(q) ROA in the fourth quarter of 1.24%. This exceeds our goal of at least a 1.20% ROA we set in early 2013 as part of our 2013-2015 Strategic Plan. We have included a summary of the 3-Year Strategic Plan’s goals and results later in this press release.

“These results reflect the continued growth in our traditional banking business as well as our other business segments of Wealth Management and Cash Connect. Additionally, it reflects the success of our balanced growth strategy that includes both robust organic and acquisition growth.

3

“Further, during the quarter we successfully completed our acquisition of Alliance Bank, and we also recently announced our combination with Penn Liberty Bank, which we expect to close in the third quarter of 2016. Our combination with high-quality community banks such as these allows us to further bolster our franchise value and ability to serve our customers in our highly desirable market in Southeastern Pennsylvania.

“Our strong results are fundamentally driven by our business model and strategy of ‘Engaged Associates delivering Stellar Service growing Customer Advocates and value for our Owners’ which in 2015 is evidenced by our very good financial performance and being named a “Top Work Place” ten years in a row and the “#1 Bank” five years in a row in our primary market.”

Mr. Turner concluded, “We are optimistic about 2016 and the future because of our increasingly strong culture, team, brand, financial fundamentals and momentum.”

Fourth Quarter 2015 Discussion of Financial Results

Alliance acquisition contributed to the increase in net interest income and margin

Net interest income for the fourth quarter of 2015 was $47.9 million, an increase of $6.9 million, or 16% (not annualized) compared to the third quarter of 2015. The net interest margin increased by 35 basis points (bps) to 4.14% from 3.79% in the third quarter of 2015. This increase included: 14bps from positive performance from a previously acquired credit-impaired loan in the 2014 FNBW transaction; 8bps from normal purchase accounting accretion related to the October 2015 Alliance acquisition; 7bps from fee accretion from organic loan pay-offs and pay-downs; and 2bps from better than expected performance from the legacy reverse mortgage portfolio. Adjusting for these items, the net interest margin was 3.83%. The reported and adjusted increase in both margin percentage and dollars over the third quarter of 2015 reflected the ongoing impact of the recent successful FNBW and Alliance acquisitions, strong organic growth and an improved balance sheet mix.

4

Compared to the fourth quarter of 2014, net interest income increased $9.7 million, or 25%, and net interest margin increased 39bps. These substantial year-over-year increases in margin dollars and percentages reflect the impact of organic and acquisition growth and improved balance sheet mix, in addition to the positive purchase accounting impacts from the recent acquisitions.

Strong loan growth was driven by both organic and acquisition increases

Net loans grew by $412.9 million during the quarter to $3.77 billion at December 31, 2015. Included in this increase was $291.1 million (fair market value) of loans acquired from Alliance. In addition to the acquired loans, organic loan growth was a strong $121.7 million, or 15% (annualized) during the quarter, with growth in all loan categories.

Compared to December 31, 2014, net loans increased $585.7 million, or 18%. In addition to $291.1 million, or 9% growth from the Alliance loans, year-over-year organic loan growth was a robust $294.6 million, or also 9%, and was spread across all major loan categories.

The following table summarizes loan balances and composition at December 31, 2015 compared to prior periods:

(Dollars in Thousands)	At December 31, 2015		At September 30, 2015		At December 31, 2014
Commercial & industrial	$1,940,204	52%	$1,748,042	52%	$1,707,454	54%
Commercial real estate	959,859	25	868,002	26	799,785	25
Construction	244,025	6	201,596	6	141,241	4

Total commercial loans	3,144,088	83	2,817,640	84	2,648,480	83
Residential mortgage	302,221	8	234,368	7	247,650	8
Consumer	361,637	10	342,403	10	328,455	10
Allowance for loan losses	(37,089)	(1)	(36,412)	(1)	(39,426)	(1)

Net Loans	$3,770,857	100%	$3,357,999	100%	$3,185,159	100%

5

Fundamental credit quality continued favorable trends

Credit quality continued to show strong trends in most metrics. Total nonperforming assets were $39.9 million at December 31, 2015, a $939,000, or 2% (not annualized) improvement from September 30, 2015 despite the 18% growth in loans over the past year. The nonperforming assets to total assets ratio improved to 0.71% from 0.81% at September 30, 2015.

While delinquencies increased $26.1 million to 1.17% of gross loans at December 31, 2015 (this ratio includes nonperforming delinquencies), the increase included the impact of one large, $17.3 million, highly-seasonal relationship which has shown similar payment experience in prior years, and was brought current in early January 2016. Excluding this relationship delinquencies were $26.4 million, or 0.71% as of December 31, 2015 compared to $17.6 million, or 0.53% as of September 30, 2015. Delinquencies were impacted by two loans previously categorized as nonperforming assets (and had been written down to expected recoverable value) which also became delinquent in the quarter.

As expected, classified loans increased by $11.5 million from September 30, 2015 to $109.6 million due entirely to acquired classified loans, and the ratio of total classified loans to Tier 1 capital plus allowance for loan losses (ALLL) was 17.73% at December 31, 2015 compared to 17.00% at September 30, 2015.

Net charge-offs for the fourth quarter of 2015 were $1.1 million, or a low 12bps of total net loans on an annualized basis, a reduction from $5.9 million, or 70bps annualized in the third quarter of 2015 and $625,000, or 8bps annualized, in the fourth quarter of 2014.

Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $2.5 million during the quarter ended December 31, 2015, an increase of $894,000 from the previous quarter and $1.5 million from the fourth quarter of 2014 primarily due to provisioning for robust organic loan growth in the current quarter.

6

Primarily as a result of organic loan growth and the accounting impact of acquired loans, the ratio of the ALLL to total gross loans declined to 0.98% at December 31, 2015, compared to 1.08% at September 30, 2015. Excluding the accounting for acquired loans, the ALLL to total gross loans ratio would have been 1.11% at December 31, 2015 and 1.13% at September 30, 2015. The ALLL improved to 175% of nonaccruing loans from 152% at September 30, 2015 and 164% as of December 31, 2014.

Customer funding increase reflected strength in relationship accounts

Total customer funding increased $441.0 million, or 13% (not annualized) from September 30, 2015. In addition to the $339.3 million (fair market value) of deposits acquired from Alliance, organic customer funding growth was a strong $101.7 million, or 12% (annualized). This strong organic growth was mainly in relationship accounts and driven by an increase in core deposits of $86.4 million, or 11% (annualized).

Compared to December 31, 2014, customer funding increased $400.3 million, or 12% to $3.87 billion. In addition to the deposits gained from the acquisition of Alliance in 2015 and previously disclosed temporary trust related deposits of $188.5 million at December 31, 2014, organic customer funding grew $249.6 million, or 8% year-over-year. This organic growth was primarily in relationship accounts as core deposits increased $350.6 million reflecting strong growth in market share.

At December 31, 2015 core deposits represented a robust 84% of total customer funding, and no-cost and low-cost relationship checking deposit accounts represented 45% of total customer funding. The loan to customer funding ratio was also a healthy 99% at December 31, 2015.

7

The following table summarizes customer funding balances and composition at December 31, 2015 compared to prior periods:

(Dollars in thousands)	At December 31, 2015		At September 30, 2015		At December 31, 2014
Noninterest demand	$958,238	25%	$904,896	26%	$804,678	23%
Interest-bearing demand	784,619	20	727,816	21	688,370	20
Savings	439,918	11	388,213	11	402,032	11
Money market	1,090,050	28	1,015,985	30	1,066,224	31

Total core deposits	3,272,825	84	3,036,910	88	2,961,304	85
Customer time	587,013	15	384,110	11	500,974	14

Total customer deposits	3,859,838	99	3,421,020	99	3,462,278	99
Customer sweep accounts	13,770	1	11,621	1	10,986	1

Total customer funding	$3,873,608	100%	$3,432,641	100%	$3,473,264	100%

Double-digit growth continued in fee income over prior year

Core(n) fee income (noninterest income) increased $2.6 million, or 13% when compared to the same period a year ago. This represented across-the-board growth, including increases of $800,000 in investment management and fiduciary revenue, $593,000 in credit/debit card and ATM income, $424,000 in mortgage banking income, and $363,000 in deposit service charges.

Given the Company’s mix of businesses, fee income (and related expenses) can be seasonal, with the fourth quarter typically being our strongest quarter. When compared to the third quarter of 2015, Core(n) fee income increased by $974,000, or 5% (not annualized). Key growth drivers included seasonal and organic increases in investment management and fiduciary revenue of $338,000 and credit/debit card and ATM income of $241,000. In addition, mortgage banking fee income increased $101,000 during the fourth quarter of 2015, despite a more challenging mortgage banking market.

8

Noninterest expense management results in significant positive operating leverage

Noninterest expense for the fourth quarter of 2015 was $47.2 million, an increase of $8.8 million when compared to the fourth quarter of 2014. Core(n) noninterest expense increased $3.7 million, or only 10% compared to the 21% increase in Core(n) revenue. Contributing to the year-over-year growth was the result of the ongoing operating costs from the addition of the Alliance franchise, increased compensation expense tied to improved core performance and increased costs to support the infrastructure from the significant organic and acquisition growth.

For the same reasons mentioned above, when compared to the third quarter of 2015, noninterest expense increased $8.5 million and Core(n) noninterest expenses increased $3.2 million.

Selected Business Segments (included in previous results):

Wealth Management segment fee revenue grew by 17% over the prior year

The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Wealth Investments provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with approximately $638 million in assets under management (AUM). Cypress’ primary market segment is high net worth individuals, offering a “balanced” investment style focused on preservation of capital and providing for current income. Christiana Trust, with $12.6 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, bankruptcy administration, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services.

9

Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $9.2 million for the fourth quarter of 2015. This was an increase of $1.2 million, or 15% compared to the fourth quarter of 2014 and an increase of $563,000, or 7% (not annualized) compared to the third quarter of 2015. This year-over-year increase included fee revenue growth of $893,000, or 17%, and reflects continued growth in several Wealth business lines, with particular strength in securitization trustee appointments, bankruptcy administration and the partnership with WSFS Mortgage/Array Financial in the delivery of mortgage products to Private Banking clients.

Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $6.1 million during the fourth quarter of 2015 compared to $4.3 million during the fourth quarter of 2014 and $5.9 million during the third quarter of 2015. The year-over-year increase in costs was due to $1.0 million of combined legal, consulting and anticipated dispute resolution costs on a few legacy trust accounts, in addition to increased compensation expense due to higher revenue and other infrastructure costs necessary to support the continuing significant growth of the Wealth business. The fourth quarter of 2014 also included a credit to provision expense from pay-offs and pay-downs in the Private Banking business.

Pre-tax income in the fourth quarter of 2015 was $3.1 million compared to $3.7 million in the fourth quarter of 2014 and $2.7 million in the third quarter of 2015 and was impacted by the above-mentioned dynamics.

10

Cash Connect showed meaningful growth over 2014

Cash Connect® is a premier provider of ATM vault cash and cash logistics services in the United States. Cash Connect® services over 16,000 non-bank ATMs nationwide with $581 million in vault cash and also operates 467 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

Cash Connect® recorded $7.5 million in net revenue (fee income less funding costs) in the fourth quarter of 2015, an increase of $896,000, or 14% from the fourth quarter of 2014, reflecting strong continued organic growth. Net revenue also increased $493,000 compared to the third quarter of 2015. Noninterest expenses (including intercompany allocations of expense) were $5.2 million during the fourth quarter of 2015, an increase of $530,000 from the fourth quarter of 2014 and an increase of $277,000 compared to the third quarter of 2015. Cash Connect® reported pre-tax income of $2.3 million for the fourth quarter of 2015, which was an increase of $364,000, or 19% from the fourth quarter of 2014. Fourth quarter 2015 pre-tax income also increased $215,000, or 10% (not annualized) when compared to the third quarter of 2015.

Cash Connect’s solid growth was driven by continued market penetration of its core business offerings of ATM vault cash and related total cash management services. During the fourth quarter a high volume account was added to the portfolio increasing fee-earning balances by over $40 million. Cash Connect is also gaining traction with its new deposit safe cash logistics product rolled out earlier in 2015 and significant deposit safe partners have been added to the program which has built a strong pipeline for 2016. In addition, Cash Connect has expanded its use of partners’ bank cash in the ATM vault cash program to boost risk-adjusted ROA to even higher performance levels.

Income taxes

The Company recorded an $8.0 million income tax provision in the fourth quarter of 2015, compared to an $8.1 million tax provision in the third quarter of 2015 and a $6.6 million tax provision in the fourth quarter of 2014.

11

The effective tax rate was 36.4% in the fourth quarter of 2015, 35.9% in the third quarter of 2015 and 33.1% in the fourth quarter of 2014. The 2015 effective rates increased due to nondeductible expenses associated with acquisition activity and higher marginal state tax rates.

Capital management

Strong capital, earnings and prospects allowed for additional return to owners

WSFS’ total stockholders’ equity at December 31, 2015 increased $74.9 million to $580.5 million, due to the impact of the stock issued in conjunction with the acquisition of Alliance and quarterly earnings, offset by an interest-rate related reduction in the value of the available-for-sale investment portfolio, common stock dividends and the Company’s stock buyback activity.

Similarly, WSFS’ tangible common equity(n) increased to $485.2 million at December 31, 2015 from $449.3 million at September 30, 2015. WSFS’ tangible common equity to asset ratio(n) decreased by 12bps during the quarter to 8.84%. Tangible common book value per share(n) was $16.30 at December 31, 2015, or only a $0.10 decrease from September 30, 2015, with all ratios reflecting the combined impact of the above noted changes.

At December 31, 2015, WSFS Bank’s Tier I leverage ratio of 10.88%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 12.31%, and total capital ratio of 13.11%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.

In the fourth quarter of 2015, WSFS repurchased 100,000 shares of common stock at an average price of $33.80 as part of our 5% buyback program approved by the Board of Directors in October, 2015. WSFS has 1,400,565 shares, or just under 5% of outstanding shares remaining to repurchase under this current authorization.

Finally, the Board of Directors approved a quarterly cash dividend of $0.06 per share of common stock. This dividend will be paid on February 26, 2016 to shareholders of record as of February 12, 2016.

12

2013-2015 Strategic Plan Recap

In early 2013, as part of the Company’s most recent 3-year Strategic Plan, and based on the investments we had made, the market opportunity we saw at that time and the then-current economic outlook, the Company established a goal to achieve a minimum core and sustainable(q) ROA of 1.20% by the fourth quarter of 2015. We have reported on this “path-to-high-performing” progress each quarter in our periodic investor presentations. The following table and discussion outlines the improvement in our key metrics and provides a summary of how we achieved this improved performance over the last 3 years.

Strategic Plan: Adjusted Results(q)

	For the three months ended		Improvement
	December 31, 2015	December 31, 2012
Net income	$16,777	$8,432	$8,345	99%
Earnings Per Share	$0.55	$0.29	$0.26	90%
ROA (see below)	1.24%	0.78%	0.46%	59%
ROTCE	14.11%	9.52%	4.59%	48%

In the fourth quarter of 2012, GAAP reported ROA was 0.70%. Excluding securities gains, debt extinguishment costs and normalizing credit costs to long-term run rates, core and sustainable(q) ROA was estimated to an adjusted 0.78%. For the fourth quarter of 2015, GAAP reported ROA was 1.03%. Normalizing for similar items and corporate development costs, fourth quarter 2015 Core(n) ROA was 1.31%. Our fourth quarter 2015 path-to-high-performing analysis also removed non-routine yield accretion from one acquired loan to get to an estimated core and sustainable(q) ROA of 1.24%, a 46 basis point, or 59% improvement from the fourth quarter of 2012.

13

Our vastly improved bottom line performance came from almost every part of the business and almost every major line item of the income statement. Significant expansion in core net interest income was driven by pricing discipline and the success of our balanced growth strategy of robust organic growth including taking good market share, combined with a few successful acquisitions during the period. Further, total credit quality and costs recovered more than originally expected. Core and sustainable fee income from our other business segments (Wealth and Cash Connect) grew significantly; however the growth was muted slightly by deposit service charges, which were essentially flat, due to changes in the regulatory environment and customer behavior. The efficiency of the organization also improved substantially over the period due to management’s ongoing focus on improving operating leverage and prudently managing expenses while continuing to significantly grow the Company. Finally, the core tax rate has benefitted from the additional municipal investments, however this improvement was offset by higher marginal tax rates from increased performance and geographic growth during the period.

Management is in the final stages of completing the Company’s 2016-2018 Strategic Plan which will continue to build on our momentum and enhance our commitment to being a sustainable high-performing company.

Fourth quarter 2015 earnings release conference call

Management will conduct a conference call to review fourth quarter results at 1:00 p.m. Eastern Time (ET) on Friday, January 29, 2016. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call, until Saturday, February 13, 2016, by dialing 1-855-859-2056 and using Conference ID 22756730.

14

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest, locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of December 31, 2015 WSFS Financial Corporation had $5.6 billion in assets on its balance sheet and $13.2 billion in fiduciary assets, including approximately $1.2 billion in assets under management. As of December 31, 2015, WSFS operates from 63 offices located in Delaware (44), Pennsylvania (17), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

* * *

15

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company’s investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations including the changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company’s goodwill or other intangible assets; failure of the financial and operational controls of the Company’s Cash Connect division; conditions in the financial markets that may limit the Company’s access to additional funding to meet its liquidity needs; the success of the Company’s growth plans, including the successful integration of past and future acquisitions; negative perceptions or publicity with respect to the Company’s trust and wealth management business; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; regulatory limits on the Company’s ability to receive dividends from its subsidiaries and pay dividends to its shareholders; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2014 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

.

16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Interest income:
Interest and fees on loans	$45,449	$38,437	$36,677	$157,220	$137,048
Interest on mortgage-backed securities	3,629	3,588	3,381	14,173	13,511
Interest and dividends on investment securities	1,085	875	842	3,672	3,285
Interest on reverse mortgage loans	1,336	1,561	1,212	5,299	5,129
Other interest income	314	396	228	2,212	1,364

	51,813	44,857	42,340	182,576	160,337

Interest expense:
Interest on deposits	1,811	1,587	1,958	7,165	7,151
Interest on Federal Home Loan Bank advances	676	868	577	3,008	2,427
Interest on trust preferred borrowings	353	343	333	1,362	1,321
Interest on senior debt	941	942	942	3,766	3,766
Interest on bonds payable	—	—	—	—	15
Interest on other borrowings	136	120	291	475	1,150

	3,917	3,860	4,101	15,776	15,830

Net interest income	47,896	40,997	38,239	166,800	144,507
Provision for loan losses	1,778	1,453	567	7,790	3,580

Net interest income after provision for loan losses	46,118	39,544	37,672	159,010	140,927

Noninterest income:
Credit/debit card and ATM income	6,727	6,486	6,134	25,702	24,129
Investment management and fiduciary revenue	5,711	5,373	4,911	21,884	17,364
Deposit service charges	4,342	4,338	3,979	16,684	17,071
Mortgage banking activities, net	1,352	1,251	928	5,896	3,994
Loan fee income	497	405	515	1,834	1,921
Investment securities gains, net	474	76	58	1,478	1,037
Bank-owned life insurance income	232	162	233	776	700
Other income	3,702	3,574	3,229	14,001	12,062

	23,037	21,665	19,987	88,255	78,278

Noninterest expense:
Salaries, benefits and other compensation	21,779	20,784	19,953	83,908	76,387
Occupancy expense	3,849	3,757	3,438	15,121	14,192
Equipment expense	2,348	2,059	2,095	8,448	7,705
Professional fees	2,473	2,039	1,714	7,737	6,797
Data processing and operations expense	1,498	1,570	1,494	5,949	6,105
Marketing expense	792	619	819	3,002	2,403
FDIC expenses	711	786	642	2,853	2,653
Early Extinguishment of Debt Costs	651	—	—	651	—
Corporate development expense	5,473	855	999	7,620	4,031
Loan workout and OREO expense	613	166	623	1,108	2,542
Other operating expenses	7,000	6,070	6,596	27,062	23,830

	47,187	38,705	38,373	163,459	146,645

Income before taxes	21,968	22,504	19,286	83,806	72,560
Income tax provision	7,984	8,078	6,578	30,273	18,803

Net income	$13,984	$14,426	$12,708	$53,533	$53,757

Diluted earnings per share of common stock (p):
Net income allocable to common stockholders	$0.46	$0.51	$0.44	$1.85	$1.93

Weighted average shares of common stock outstanding for fully diluted EPS	30,234,365	28,231,895	28,869,678	28,943,017	27,908,199
Performance Ratios:
Return on average assets (a)	1.03%	1.14%	1.07%	1.05%	1.17%
Return on average equity (a)	9.71	11.41	10.40	10.24	12.21
Return on tangible common equity (a) (n)	11.84	13.27	12.16	12.06	13.80
Net interest margin (a)(b)	4.14	3.79	3.75	3.87	3.68
Efficiency ratio (c)	65.86	61.24	65.84	63.52	65.76
Noninterest income as a percentage of total net revenue (b)	32.15	34.28	34.03	34.29	34.82

See “Notes”

17

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	December 31, 2015	September 30, 2015	December 31, 2014
Assets:
Cash and due from banks	$83,065	$94,756	$93,717
Cash in non-owned ATMs	477,924	434,044	414,188
Investment securities (d)	196,776	169,167	156,200
Other investments	30,709	28,180	23,412
Mortgage-backed securities (d)	690,115	725,624	710,164
Net loans (e)(f)(l)	3,770,857	3,357,999	3,185,159
Reverse mortgage loans	24,284	24,476	29,298
Bank owned life insurance	90,208	77,053	76,509
Goodwill and intangibles	95,295	56,339	57,593
Other assets	126,729	100,304	107,080

Total assets	$5,585,962	$5,067,942	$4,853,320

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$958,238	$904,896	$804,678
Interest-bearing deposits	2,901,598	2,516,124	2,657,599

Total customer deposits	3,859,836	3,421,020	3,462,277
Brokered deposits	156,730	223,582	186,958

Total deposits	4,016,566	3,644,602	3,649,235

Federal Home Loan Bank advances	669,514	643,027	405,894
Other borrowings	264,697	225,352	261,881
Other liabilities	54,714	49,344	47,259

Total liabilities	5,005,491	4,562,325	4,364,269

Stockholders’ equity	580,471	505,617	489,051

Total liabilities and stockholders’ equity	$5,585,962	$5,067,942	$4,853,320

Capital Ratios:
Equity to asset ratio	10.39%	9.98%	10.08%
Tangible common equity to asset ratio (n)	8.84	8.96	9.00
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%)	12.31	12.91	—
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	10.88	10.81	10.25
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%)	12.31	12.91	12.79
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	13.11	13.80	13.83
Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$21,165	$23,916	$24,051
Troubled debt restructuring (accruing)	13,647	13,616	22,600
Assets acquired through foreclosure	5,080	3,299	5,734

Total nonperforming assets	$39,892	$40,831	$52,385

Past due loans (h)	$18,032	$918	$—

Allowance for loan losses	$37,089	$36,412	$39,426

Ratio of nonperforming assets to total assets	0.71%	0.81%	1.08%
Ratio of nonperforming assets (excluding accruing TDRs)	0.47	0.54	0.61
Ratio of allowance for loan losses to total gross loans (i)	0.98	1.08	1.23
Ratio of allowance for loan losses to nonaccruing loans	175	152	164
Ratio of quarterly net charge-offs to average gross loans (a)(e)	0.12	0.70	0.08
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.29	0.36	0.18

See “Notes”

18

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	December 31, 2015			September 30, 2015			December 31, 2014
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,193,235	$16,532	5.54%	$1,076,077	$12,630	4.69%	$942,372	$11,380	4.83%
Residential real estate loans (l)	294,255	3,205	4.36	249,645	2,516	4.03	246,462	2,537	4.12
Commercial loans	1,886,691	21,736	4.65	1,738,824	19,484	4.52	1,672,848	19,078	4.50
Consumer loans	359,708	3,976	4.39	335,487	3,807	4.50	326,174	3,682	4.48

Total loans (l)	3,733,889	45,449	4.89	3,400,033	38,437	4.54	3,187,856	36,677	4.62
Mortgage-backed securities (d)	694,803	3,629	2.09	743,312	3,588	1.93	697,346	3,381	1.94
Investment securities (d)	183,161	1,085	3.49	152,356	875	3.32	158,317	842	3.03
Reverse mortgage loans	25,266	1,336	21.15	25,485	1,561	24.50	29,294	1,212	16.55
Other interest-earning assets	25,351	314	4.90	31,346	396	5.01	23,784	228	3.80

Total interest-earning assets	4,662,470	51,813	4.47	4,352,532	44,857	4.14	4,096,597	42,340	4.18

Allowance for loan losses	(36,516)			(40,978)			(39,597)
Cash and due from banks	101,860			88,855			86,435
Cash in non-owned ATMs	415,311			415,652			384,099
Bank owned life insurance	88,926			76,947			76,358
Other noninterest-earning assets	200,674			157,811			155,784

Total assets	$5,432,725			$5,050,819			$4,759,676

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$741,602	$195	0.10%	$677,665	$162	0.09%	$670,379	$162	0.10%
Money market	1,110,235	712	0.25	961,654	622	0.26	873,635	461	0.21
Savings	434,973	130	0.12	400,275	52	0.05	404,644	54	0.05
Customer time deposits	555,108	600	0.43	395,637	553	0.55	511,342	1,089	0.84

Total interest-bearing customer deposits	2,841,918	1,637	0.23	2,435,231	1,389	0.23	2,460,000	1,766	0.28
Brokered deposits	187,878	174	0.37	212,117	198	0.37	223,195	192	0.34

Total interest-bearing deposits	3,029,796	1,811	0.24	2,647,348	1,587	0.24	2,683,195	1,958	0.29
FHLB of Pittsburgh advances	543,562	676	0.50	693,202	868	0.50	451,674	577	0.50
Trust preferred borrowings	67,011	353	2.09	67,011	343	2.03	67,011	333	1.94
Senior Debt	55,000	941	6.85	55,000	942	6.85	55,000	942	6.85
Other borrowed funds	143,929	136	0.38	138,465	120	0.35	148,062	291	0.79

Total interest-bearing liabilities	3,839,298	3,917	0.40	3,601,026	3,860	0.43	3,404,942	4,101	0.48

Noninterest-bearing demand deposits	967,436			895,711			826,817
Other noninterest-bearing liabilities	49,980			48,405			39,243
Stockholders’ equity	576,011			505,677			488,674

Total liabilities and stockholders’ equity	$5,432,725			$5,050,819			$4,759,676

Excess of interest-earning assets over interest-bearing liabilities	$823,172			$751,506			$691,655

Net interest and dividend income		$47,896			$40,997			$38,239

Interest rate spread			4.07%			3.71%			3.70%

Net interest margin(o)			4.14%			3.79%			3.75%

See “Notes”

19

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Stock Information (p):
Market price of common stock:
High	$35.42	$29.44	$26.66	$35.42	$26.66
Low	27.51	26.26	23.38	23.59	21.25
Close	32.36	28.81	25.63	32.36	25.63
Book value per share of common stock	19.50	18.46	17.34
Tangible common book value per share of common stock (n)	16.30	16.40	15.30
Number of shares of common stock outstanding (000s)	29,763	27,392	28,209
Other Financial Data:
One-year repricing gap to total assets (k)	1.80%	3.55%	0.63%
Weighted average duration of the MBS portfolio	4.7 years	4.3 years	4.0 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$(1,887)	$4,543	$2,653
Number of Associates (FTEs) (m)	947	893	841
Number of offices (branches, LPO’s, operations centers, etc.)	63	55	55
Number of WSFS owned ATMs	467	452	456

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within
one	year divided by total assets, based on a current interest rate scenario.
(l)	Includes loans held-for-sale.
(m)	Includes seasonal Associates, when applicable.
(n)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of
the	Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance
with	GAAP, and is not a substitute for, or superior to, GAAP results. See pages 20
(o)	Beginning in 2015, the annualization method used to calculate net interest margin was changed to actual/actual
from	30/360. All periods net interest margin calculations were updated to reflect this change.
(p)	All stock information has been adjusted for the 3 for 1 stock dividend completed on May 18, 2015.
(q)	Core and sustainable values are non-GAAP financial information and should be considered in addition to results prepared in accordance with GAAP, and not a substitute for, or superior to, GAAP results. For additional information on the calculation of core and sustainable financial information in conjunction with our 2013-2015 Strategic Plan see page 21

20

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Non-GAAP Reconciliation (n):
Net interest Income (GAAP)	$47,896	$40,997	$38,239	$166,800	$144,507

Noninterest Income (GAAP)	23,037	21,665	19,987	88,255	78,278
Less: Securities gains	(474)	(76)	(58)	(1,478)	(1,037)

Core fee income (non-GAAP)	22,563	21,589	19,929	86,777	77,241

Core net revenue (non-GAAP)	$70,459	$62,586	$58,168	$253,577	$221,748

Noninterest expense (GAAP)	$47,187	$38,705	$38,373	$163,459	$147,819
Less: Corporate Development Costs	(5,473)	(855)	(999)	(7,620)	(4,031)
Debt extinguishment costs	(651)	—	—	(651)	—

Core noninterest expense (non-GAAP)	$41,063	$37,850	$37,374	$155,188	$143,788

	End of period
	December 31, 2015	September 30, 2015	December 31, 2014
Total assets	$5,585,491	$5,067,942	$4,853,320
Less: Goodwill and other intangible assets	(95,295)	(56,339)	(57,593)

Total tangible assets	$5,490,196	$5,011,603	$4,795,727

Total Stockholders’ equity	$580,471	$505,617	$489,051
Less: Goodwill and other intangible assets	(95,295)	(56,339)	(57,593)

Total tangible common equity	$485,176	$449,278	$431,458

Calculation of tangible common book value per share:
Book Value per share (GAAP)	$19.50	$18.46	$17.34
Tangible common book value per share (non-GAAP)	16.30	16.40	15.30

Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	10.39%	9.98%	10.08%
Tangible common equity to asset ratio (non-GAAP)	8.84	8.96	9.00

	Three months ended			Twelve months ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GAAP net income	$13,984	$14,426	$12,708	$53,533	$53,757
Less: Sec. gains, corp. dev. costs, debt ext. & income tax benefit, net of taxes	3,855	548	576	4,921	(4,632)

Non-GAAP net income	$17,839	$14,974	$13,284	$58,454	$49,125

Return on Average Assets (ROA)	1.03%	1.14%	1.07%	1.05%	1.17%
Less: Sec. gains, corp. dev. costs, debt ext. & income tax benefit, net of taxes	0.28	0.04	0.05	0.10	(0.10)

Non-GAAP ROA	1.31%	1.18%	1.12%	1.15%	1.07%

GAAP EPS	$0.46	$0.51	$0.44	$1.85	$1.93
Less: Sec. gains, corp. dev. costs, debt ext. & income tax benefit, net of taxes	0.13	0.02	0.02	0.17	(0.17)

Core EPS (non-GAAP)	$0.59	$0.53	$0.46	$2.02	$1.76

21

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended
	December 31, 2015	December 31, 2012
Strategic Plan Core and Sustainable Results Non-GAAP Reconciliation (q):
GAAP net income	$13,984	$7,558
Adjustments net of tax:
Non-recurring PCI accretion	(1,056)	—
Securities gains	(301)	(2,358)
Long-term credit normalization	(6)	852
Corporate development expense	3,743	—
Debt extinguishment costs	413	2,380

Strategic Plan net income	$16,777	$8,432

GAAP net income allocable to common stockholders	$13,984	$6,865
Adjustments net of tax:
Non-recurring PCI accretion	(1,056)	—
Securities gains	(301)	(2,358)
Long-term credit normalization	(6)	852
Corporate development expense	3,743	—
Debt extinguishment costs	413	2,380

Strategic Plan net income allocable to common stockholders	$16,777	$7,739

Return on Average Assets (ROA)	1.03%	0.70%
Adjustments:
Non-recurring PCI accretion	(0.07)	—
Securities gains	(0.02)	(0.22)
Long-term credit normalization	—	0.08
Corporate development expense	0.27	—
Debt extinguishment costs	0.03	0.22

Strategic Plan ROA	1.24%	0.78%

GAAP EPS	$0.46	$0.26
Adjustments:
Non-recurring PCI accretion	(0.04)	—
Securities gains	(0.01)	(0.09)
Long-term credit normalization	—	0.03
Corporate development expense	0.12	—
Debt extinguishment costs	0.02	0.09

Strategic Plan EPS	$0.55	$0.29

Total average Stockholders’ equity	$576,011	$421,119
Less: Goodwill and other intangible assets and preferred stock	(83,860)	(85,919)

Total average tangible common equity	$492,151	$335,200

Strategic plan net income allocable to common stockholders	$16,777	$7,739
Plus: Amortization of Goodwill and other intangibles	587	240

Strategic plan total tangible net income allocable to common stockholders	$17,364	$7,979

Strategic Plan return on tangible common equity	14.11%	9.52%